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                                                                 EXHIBIT 11.(B)

                GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
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                                                        Year ended December 31
                                         ----------------------------------------------
                                                1996            1995          1994
                                         ----------------   -------------  ------------
Net earnings                                 $200,774,000    $253,969,000  $181,279,000
                                          ===============   =============  ============

Weighted average number of common
and common equivalent shares
outstanding:
  Weighted average common shares
    outstanding                               136,995,701     136,644,397   134,941,996
  Dilutive effect of stock options after
    application of treasury-stock method
    assuming full dilution                      3,726,183       3,465,972     3,905,550
                                         ----------------   -------------  ------------
                                              140,721,884     140,110,369   138,847,546
                                         ----------------   -------------  ------------

 Earnings per share:                                $1.43           $1.81         $1.31
                                                    =====           =====         =====
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